UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2019

EVOKE PHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36075	20-8447886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Stevens Avenue, Suite 370 Solana Beach, California		92075
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 345-1494

(Former Name or Former Address, if Changed Since Last Report.)

Securities registered pursuant to Section 12(b) of the Exchange Act
Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EVOK	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;

Transfer of Listing.

On November 12, 2019, Evoke Pharma, Inc. (the “Company”) received a letter from Nasdaq indicating that the Company’s common stock has not regained compliance with the minimum $1.00 bid price per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). However, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an additional 180 calendar day period, or until May 11, 2020, to regain compliance.

As previously disclosed, the Company was notified on May 15, 2019 that, based on the previous thirty consecutive business days, the Company’s common stock no longer met the Bid Price Requirement and at that time, the Company was provided 180 calendar days, or until November 11, 2019, to regain compliance.

The Staff’s determination that the Company is eligible for additional time is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the Bid Price Requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time before May 11, 2020 the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of ten consecutive business days, the Staff will provide written confirmation of compliance with Rule 5550(a) and this matter will be closed.

The Nasdaq letter has no immediate effect on the listing or trading of the Company’s common stock and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “EVOK.” The Company intends to monitor the bid price of its common stock and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with Nasdaq’s minimum bid price rule by May 11, 2020. If compliance cannot be demonstrated by May 11, 2020, the Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff's determination to a Hearings Panel.

* * *

The Company cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the Company’s ability to address the Nasdaq minimum bid price requirement or other Nasdaq listing requirements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the Company’s resubmission of the new drug application (“NDA”) for Gimoti may be delayed and the Company cannot be certain that U.S. Food and Drug Administration (“FDA”) will accept or approve an NDA resubmission for Gimoti; the Company may not be able to regain compliance with the Nasdaq minimum bid price, either through an increase in the trading price on the Nasdaq stock market or by effecting a reverse stock split, or the other Nasdaq listing requirements; the Company may be unable to timely and successfully address the deficiencies raised in the complete response letter from the FDA, including as a result of adverse findings from a root cause analysis or data from newly manufactured product batches; FDA may not agree with the Company’s conclusion of the root cause analysis or may require the Company to conduct additional studies; the inherent risks of clinical development of Gimoti; the Company’s dependence on third parties for the manufacture of Gimoti and analysis of the pharmacokinetic data; the Company is entirely dependent on the success of Gimoti; the Company will require substantial additional funding to continue its operations beyond the second quarter of 2020, and may be unable to raise capital or obtain funds when needed, including to fund ongoing operations; the Company could face significant additional costs due to litigation or other events; the Company’s ability to maintain the continued listing of its common stock on the Nasdaq Capital Market; and other risks detailed in the Company’s prior periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOKE PHARMA, INC.

Date: November 13, 2019	By:	/s/ Matthew J. D’Onofrio
	Name:	Matthew J. D’Onofrio
	Title:	Executive Vice President, Chief Business Officer and Secretary